Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated April 29, 2015, relating to the consolidated financial statements of Banco Santander, S.A. (the “Bank”) and companies composing, together with the Bank, the Santander Group (the “Group”), and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte, S.L.

Deloitte, S.L.

Madrid, Spain

October 13, 2015